EXHIBIT 2

IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Ardsley Advisory Partners LP

Ardsley Advisory Partners GP LLC

Ardsley Partners I GP LLC

Philip J. Hempleman

Ardsley Duckdive Fund, L.P.

Ardsley Partners Healthcare Fund, L.P.

Ardsley Partners Renewable Energy Fund, L.P.

Ardsley Ridgecrest Partners Fund, L.P.